SEC 1745   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               UNITED STATES               OMB APPROVAL
                    SECURITIES AND EXCHANGE COMMISSION     OMB Number:
                                                           3235-0145
                          Washington, D.C. 20549           Expires: December 31,
                                                           2005
                               SCHEDULE 13G                Estimated average
                              (Rule 13d-102)               burden hours per
                                                           response. . 11



             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                            Q COMM INTERNATIONAL INC
                            ------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    74727M306
                                    ---------
                                 (CUSIP Number)

                                     7/12/04
                                     -------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  [ ]   Rule 13d-1(b)
  [X]   Rule 13d-1(c)
  [ ]   Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  74727M306

     1. NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
            Pike Capital Partners, LP
            16-1619246
     2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
            (a) [  ]
            (b) [  ]

     3.     SEC USE ONLY

     4.     CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF          5.   SOLE VOTING POWER
SHARES                  495,000
BENEFICIALLY
OWNED BY           6.   SHARED VOTING POWER
EACH                    0
REPORTING
PERSON WITH        7.   SOLE DISPOSITIVE POWER
                        495,000

                   8.   SHARED DISPOSITIVE POWER
                        0

     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            495,000

     10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE INSTRUCTIONS) [ ]

     11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            10.77%

     12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            OO (limited partnership)

ITEM 1.
           (a)  NAME OF ISSUER   Q COMM INTERNATIONAL INC.

           (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                510 East Technology Avenue, Building C, Orem, UT 84097

ITEM 2.
           (a)  NAME OF PERSON FILING
                Pike Capital Partners, L.P.
           (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 275 Madison Avenue, Suite 418, New York, NY 10016
           (c)  CITIZENSHIP
                DE
           (d)  TITLE OF CLASS OF SECURITIES
                Common Stock
           (e)  CUSIP NUMBER
                74727M306

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable

ITEM 4.      OWNERSHIP
PROVIDE THE FOLLOWING INFORMATION REGARDING THE AGGREGATE NUMBER AND PERCENTAGE OF THE CLASS OF SECURITIES OF THE ISSUER IDENTIFIED IN ITEM 1.

             (a)  amount beneficially owned:  495,000
             (b)  PERCENT OF CLASS: 10.77%
             (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  495,000
                  (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 0
                  (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:   495,000
                  (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF: 0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this Statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Not Applicable

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP
Not Applicable

ITEM 10.     CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 29th day of July, 2004




                                       NAME OF ENTITY FILING

                                       By:   /s/ Pike Capital Partners, LP
                                             Daniel W. Pike, Managing Member